PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 09 February 2005

Fidelis Announces Acquisition of Hidalgo Prospect -- Texas Natural Gas Play

TUCSON, Ariz.

Fidelis Energy Inc.

Dan Hodges, 888-894-3334 (Investor Relations)

Fidelis Energy Inc. (OTCBB: FDEI) today is pleased to announce that the company has executed a Lease Purchase and Development Agreement and Joint Operating Agreement on a farm-in to the "Southeast Hidalgo Prospect, Hidalgo County, Texas."

The Hidalgo Field was discovered in 1946 by The Texas Co.'s #1 El Texano Land Co. well. As gas markets became available, numerous wells were drilled to develop the field. The Hidalgo Field produces gas from depths of 6,200 feet to 8,100 feet. Texaco was the major operator in the field until the late 1980s. The Hidalgo Prospect has under lease approximately 312 gross acres. The multi-objective gas reservoir target is Frio aged sands that have produced from 27 sand horizons 338 Bcf gas through 2004. The main objectives of the Hidalgo Project are the Bell and Cord sands that have a combined potential reserve of 16.1 Bcf gas.

Of significance are the analog wells that are producing. The Bell sand in the #2 Theser Gas Unit well has produced 20 Bcf gas at an average recovery of 2.96 Mmcf/day from seven wells. In addition, the Cord sand in the same well has a cumulative production over 62.9 Bcf from eight wells with an average recovery of 7.87 Mmcf/day.

Fidelis and other working interest partners will be testing up-dip to these highly productive sands and have developed the drilling targets based on high-quality 3-D Seismic. The strong amplitude event anomalies give a high chance of success for the drilling of the test well.

Dan Hodges, president of Fidelis, stated, "The acquisition of the Hidalgo Prospect that is a low risk, high probability of success gas play which, if successful, will add significant cash flow to the company almost immediately. The acquisition of the Hidalgo Project is a great step forward toward the development and expansion of quality projects in Fidelis."

Fidelis has acquired a 50% working interest in the play. A private Texas company is the operator of the project. Fidelis has now executed the AFE (Authority for Expenditure) for the initial 7,500-foot test well, named "Lepovitz A Well," and has advanced funds to the operator totaling $260,000 for dry hole costs up to completion. The well location has been chosen, surveyed and permitted.

Expected tie-in costs of a successful well are estimated at $150,000, as the prospect is approximately one mile from existing gas infrastructure in the area. Fidelis anticipates the spud date of the well to be in early March 2005.

About Fidelis Energy Inc.

Based in Tucson, Ariz., Fidelis Energy is an oil and gas company dedicated to solving North America's complex energy problems. Fidelis Energy identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, the company enhances production from underdeveloped and underutilized projects, as it pursues oil and gas production throughout North America.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Fidelis Energy Inc. has little or no control.

For more information, please visit our Web site at www.FidelisEnergy.com, or contact: Investor Relations, 888-894-3334 ON BEHALF OF THE BOARD Fidelis Energy Inc. Dan Hodges - President